                                                                    EXHIBIT 12.2

                     SARA LEE CORPORATION AND SUBSIDIARIES
                     -------------------------------------
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                   And Preferred Stock Dividend Requirements
                   -----------------------------------------
                          (In millions, except ratios)
                          ----------------------------

                                                                          Thirty-Nine Weeks Ended
                                                                    ------------------------------------
                                                                    March 30,                  March 31,
                                                                     2002 (1)                  2001 (2)
                                                                    ---------                  --------
Fixed charges and preferred stock dividend requirements:
     Interest expense                                                $  224                    $  211
     Interest portion of rental expense                                  46                        49
                                                                     ------                    ------
     Total fixed charges before capitalized interest
          and preferred stock dividend requirements                     270                       260
     Capitalized interest                                                 4                        14
     Preferred stock dividend requirements (3)                           13                        14
                                                                     ------                    ------
     Total fixed charges and preferred stock
          dividend requirements                                      $  287                    $  288
                                                                     ======                    ======

Earnings available for fixed charges and preferred stock
 dividend requirements:
     Income from continuing operations before income taxes           $  755                    $  841
     Less undistributed income in minority-owned companies               (4)                       (4)
     Add minority interest in majority-owned subsidiaries                24                        43
     Add amortization of capitalized interest                            18                        18
     Add fixed charges before capitalized interest and
          preferred stock dividend requirements                         270                       260
                                                                     ------                    ------
     Total earnings available for fixed charges and
          preferred stock dividend requirements                      $1,063                    $1,158
                                                                     ======                    ======
     Ratio of earnings to fixed charges and
          preferred stock dividend requirements                         3.7                       4.0
                                                                     ======                    ======

(1) - During the first nine months of fiscal 2002, the Corporation recorded a pretax charge of $183 million in connection with certain reshaping actions.

(2) - During the first nine months of fiscal 2001, the Corporation recorded a pretax charge of $332 million in connection with certain reshaping actions.

During the first nine months of fiscal 2001, the Corporation recorded a pretax gain of $105 million in connection with the initial public offering of its Coach division.

(3) - Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.

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